Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:
Carol Merriman, Investor Relations
(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, April 28, 2005

Pan Pacific Retail Properties Reports Strong 1st Quarter Results

Reaffirms 2005 Guidance

SAN DIEGO, Calif., April 28, 2005 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the first quarter ended March 31, 2005. All per share amounts are on a diluted basis.

•	9.5% increase in total Funds From Operation (FFO) to $38.2 million vs. 1Q ‘04 (1)

•	9.4% increase in FFO per share to $0.93 vs. 1Q ‘04 (1)

•	Net income of $24.0 million

•	Earnings per share of $0.59

•	$22.7 million grocery-anchored shopping center acquisition

•	96.9% portfolio occupancy rate at March 31, 2005

•	4.9% increase in same property net operating income

•	152 leases executed, totaling 609,198 square feet of gross leasable area

•	16.8% increase in base rent on same store new and renewed leases

•	30.4% debt to total market capitalization ratio

•	3.3 to 1.0 interest coverage ratio at March 31, 2005

•	63.7% FFO payout ratio

•	8.8% increase in quarterly common dividend to $0.59 per share

(1)	See the last page of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “The first quarter of 2005 proved to be one of the strongest on record for the Company. We achieved our highest first quarter occupancy gain, increasing it by a strong 190 basis points from a year ago. We also continued to post solid same-store rent growth, achieving a 16.8% increase during the quarter. Strong occupancy gains and rent growth, together with achieving greater operating efficiencies, translated into a solid 4.9% increase in same-property net operating income. Along with generating solid internal growth, we continued to strategically expand our portfolio in our core markets through our disciplined acquisition program.” Tanz continued, “With our strong start to 2005, we are fully on track with achieving our growth objectives for the year and will continue to aggressively pursue opportunities in our markets and existing portfolio to enhance our platform and create value.”

FINANCIAL RESULTS

For the three months ended March 31, 2005 total Funds from Operations (FFO) increased 9.5% to $38.2 million, compared with FFO for the three months ended March 31, 2004 of $34.8 million. On a per share basis, FFO increased 9.4% to $0.93 for the three months ended March 31, 2005 compared to $0.85 for the three months ended March 31, 2004. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

Pan Pacific Retail Properties	Page 2 of 7

Total revenue increased 11.0% to $76.3 million for the three months ended March 31, 2005 as compared to total revenue of $68.8 million for the three months ended March 31, 2004, after adjusting for discontinued operations in accordance with generally accepted accounting principles (GAAP).

For the three months ended March 31, 2005, net income was $24.0 million or $0.59 per share, as compared to $23.7 million or $0.59 per share during the first quarter of 2004.

At March 31, 2005, the Company’s total market capitalization was approximately $3.4 billion (based on the market closing price of Pan Pacific’s common stock on March 31, 2005, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At March 31, 2005, the Company had approximately $1.0 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 30.4%. The Company’s debt was comprised of: $554.3 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.5%, and a weighted average maturity of 6.5 years; $349.2 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.5%, and a weighted average maturity of 3.9 years; $112.1 million of floating-rate debt outstanding on the Company’s unsecured line of credit, which had a weighted average interest rate of 3.5% at March 31, 2005; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 2.3% as of March 31, 2005.

For the quarter ended March 31, 2005, the Company’s interest coverage ratio was 3.3 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

Dividend Increase

On February 17, 2005, the Board of Directors declared a quarterly dividend of $0.59 per share, representing an 8.8% increase over the previous quarterly dividend. The dividend was paid on March 15, 2005 to stockholders of record on February 25, 2005. The increased quarterly dividend equates to $2.36 per share on an annualized basis. Since its initial public offering in 1997, the Company has increased its dividend each year for a total increase of approximately 62.8%, equating to an average dividend increase of approximately 7.8% per year.

OPERATING RESULTS

Leasing Activity

At March 31, 2005, the Company’s portfolio was 96.9% leased to 3,423 tenants. For the three months ended March 31, 2005, the Company executed 152 leases (new and renewed) for 609,198 square feet of gross leasable area, and achieved a 16.8% increase over prior rents on a same-store basis.

Pan Pacific Retail Properties	Page 3 of 7

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended March 31, 2005 and 2004, same property net operating income increased 4.9%.

Same Property Operating Data

(In thousands)

	Three Months Ended March 31,
	2005	2004
Total revenue	$71,144	$67,970
Operating expenses	18,076	17,376

Operating income	$53,068	$50,594	4.9%

INVESTMENT ACTIVITY

Alamosa Plaza

On March 24, 2005, the Company acquired Alamosa Plaza, a grocery-anchored neighborhood shopping center located in Las Vegas, Nevada, for $22.7 million. The 78,000 square foot center is located at the intersection of Desert Inn and Pecos, in close proximity to the Company’s Winterwood Pavilion Shopping Center. Alamosa Plaza is currently 93% leased and is anchored by a 58,000 square foot Albertsons Supermarket. The acquisition was financed with a draw under the Company’s unsecured credit facility and a loan assumption.

2005 EARNINGS GUIDANCE

The Company reaffirmed its previously disclosed 2005 full-year FFO per share guidance range of $3.77 to $3.80. This guidance is based on current expectations and is forward-looking.

	Q2 ‘05	Year 2005
Expected earnings per share (diluted)	$0.65 - $0.67	$2.69 - $2.72
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.92 - $0.94	$3.77 - $3.80

Pan Pacific Retail Properties	Page 4 of 7

1ST QUARTER 2005 CONFERENCE CALL

On Thursday, April 28, 2005, at 10:00 a.m. Eastern Time, the Company will be hosting a conference call to discuss its first quarter results for 2005. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through May 28, 2005 at (877) 660-6853, pass code 286, confirmation 145640.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through May 28, 2005.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 134 properties, encompassing approximately 22.0 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stakeholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stakeholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

Pan Pacific Retail Properties	Page 5 of 7

Consolidated Balance Sheets

(In thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS:
Properties, at cost:
Land	$555,447	$549,722
Buildings and improvements	1,499,171	1,482,118
Tenant improvements	60,643	60,472

	2,115,261	2,092,312
Less accumulated depreciation and amortization	(210,576)	(200,181)

	1,904,685	1,892,131

Investments in unconsolidated entities	1,453	1,387
Cash and cash equivalents	4,600	2,411
Accounts receivable	9,001	11,853
Accrued rent receivable	26,539	25,936
Notes receivable	7,452	7,511
Deferred lease commissions	14,815	14,188
Prepaid expenses	20,956	19,835
Other assets	21,173	20,192

	$2,010,674	$1,995,444

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$355,247	$343,736
Line of credit payable	112,100	113,000
Senior notes	554,332	554,290
Accounts payable, accrued expenses and other liabilities	43,439	39,205

	1,065,118	1,050,231
Minority interests	29,372	30,079

Stockholders’ equity:
Common stock	406	405
Paid in capital in excess of par value	964,928	959,925
Deferred compensation	(11,073)	(7,093)
Accumulated deficit	(38,077)	(38,103)

	916,184	915,134

	$2,010,674	$1,995,444

Pan Pacific Retail Properties	Page 6 of 7

Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended March 31,
	2005	2004
	(unaudited)	(unaudited)
REVENUE:
Base rent	$58,188	$52,885
Percentage rent	880	804
Recoveries from tenants	15,795	13,466
Income from unconsolidated entities	154	169
Other	1,313	1,471

	76,330	68,795

EXPENSES:
Property operating	10,444	9,597
Property taxes	6,477	5,649
Depreciation and amortization	13,845	10,860
Interest	16,632	15,250
General and administrative	4,068	3,306
Other	252	460

	51,718	45,122

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS:	24,612	23,673
Minority interests	(618)	(631)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS:	23,994	23,042
Discontinued operations	—	695

NET INCOME	$23,994	$23,737

Basic earnings per share:
Income from continuing operations	$0.59	$0.58
Discontinued operations	$—	$0.01
Net income	$0.59	$0.59

Diluted earnings per share:
Income from continuing operations	$0.59	$0.58
Discontinued operations	$—	$0.01
Net income	$0.59	$0.59

Pan Pacific Retail Properties	Page 7 of 7

Calculation of Funds from Operations

(In thousands, except share data)

	Three Months Ended March 31,
	2005	2004*
	(unaudited)	(unaudited)
FUNDS FROM OPERATIONS:

Net Income	$23,994	$23,737
Plus depreciation and amortization expense	13,845	10,960
Plus depreciation of unconsolidated entities	84	60
Less corporate FF&E depreciation (included above)	(84)	(68)
Less depreciation of minority interests	(66)	(65)
Plus operating subsidiary minority interests	383	396
Less gain on sale of discontinued operations	—	(178)

Funds From Operations	$38,156	$34,842

Funds From Operations Per Share	$0.93	$0.85

Diluted Weighted Average Shares Outstanding	41,204,366	41,088,283

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q and Form 10-K for 2004 filed with the Securities and Exchange Commission.

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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